Exhibit 99

CACI Reports Record Third Quarter and Nine Months Results
Quarter Revenue up 21 percent; Income up 33 percent

Arlington, VA, April 24, 2003 — CACI International Inc (NYSE: CAI) today announced record results for its third fiscal quarter and nine months ended March 31, 2003. Revenue for the third quarter of Fiscal Year 2003 (FY03) increased 21 percent while net income was up 33 percent compared with the prior year. Revenue increased 25 percent and income from continuing operations was up 39 percent in the first nine months of FY03 compared to Fiscal Year 2002 (FY02). Revenue and earnings growth in the quarter and first nine months of FY03 was due to continuing increased levels of work in all of the company's areas of service offerings.

Third Quarter, FY03 Results

Revenue for the third quarter of FY03 was $222.0 million, an increase of 21 percent over third quarter FY02 revenue of $182.8 million. Revenue growth in the third quarter resulted from higher levels of systems integration, engineering services, managed network services, and knowledge management business from federal customers. Growth was driven in part by increased demand for C4ISR (command, control, communications, computers, intelligence, surveillance, and reconnaissance) work and support of communications in the Middle East. Internal revenue growth in the quarter was 14 percent. Operating income in the quarter was $17.9 million, an increase of 23 percent over third quarter FY02 operating income of $14.6 million. Net income for the quarter was $11.5 million, or $0.39 per diluted share, an increase of 33 percent over third quarter FY02 net income of $8.6 million, or $0.33 per diluted share. The increase in net income was due to the continued expansion of the company's business base and lower interest charges. The operating margin for the quarter was eight percent, the same as for the year earlier quarter. Relatively higher direct costs were offset by relatively lower indirect costs and selling expenses and depreciation and amortization charges.

Commenting on the results, Dr. J.P. London, CACI's Chairman, President, and Chief Executive Officer, said, "Our third quarter results reflect the ongoing trend of high levels of demand from our government customers for our services. We continued mission-critical support of departments and agencies that are important to our nation's defense, intelligence and homeland security. This produced another quarter of solid growth and fast-paced activity in our operations. We continued to experience strong growth in our systems integration and engineering services offerings where we are providing leading edge C4ISR support to the warfighter. We continued to respond to quick-reaction requirements from our customers throughout the government to meet their high-priority needs. In addition, we also announced key new awards that further broaden our presence in the intelligence community and in major commands within the Department of Defense."

Dr. London continued, "Internal growth in the quarter was 14 percent, and was 17 percent for the first nine months. This supports our annual objective of 12 to 15 percent internal growth. We experienced another strong quarter of revenue and profit contributions from our acquisitions of the Government Solutions Division of Condor and Acton Burnell earlier this fiscal year. During the quarter, we also acquired Applied Technology Solutions of Northern VA, Inc. Operating cash flow in the quarter was more than $26 million. Overall, we are extremely pleased with our results and excited about the prospects of achieving another record year of growth and profitability while continuing to enhance shareholder value."

Nine Month FY03 Results from Continuing Operations

For the first nine months of FY03, revenue increased 25 percent, to $614.5 million, compared with $491.0 million reported in the first nine months of FY02. Revenue growth in the first three quarters of FY03 was driven by increased demand from federal customers across all major offerings. Operating income for the first nine months of FY03 was $49.3 million, up 28 percent over operating income of $38.4 million reported a year earlier. Income from continuing operations for the first nine months was $31.4 million, or $1.07 per diluted share, an increase of 39 percent over income from continuing operations of $22.6 million, or $0.92 per diluted share, reported for the same period last year. The increase in income from continuing operations in the first nine months of FY03 was primarily due to the continued expansion of the company's business base, relatively lower levels of indirect costs and selling expenses, and approximately $1 million in net interest income. The operating margin for the first nine months of FY03 was eight percent compared to 7.8 percent a year earlier. The increase was due to relatively lower indirect costs and selling expenses and depreciation and amortization charges as a percent of revenue.

Third Quarter Highlights

The following highlights occurred during the third fiscal quarter:

Operating cash flow for the quarter was $26.4 million.
The company received approximately $255 million in contract awards in the quarter.
Internal growth for the company was 14 percent.
The acquisition of Applied Technology Solutions of Northern VA, Inc., which closed on February 28, 2003, expanded CACI's support of the national intelligence community in the areas of knowledge management, program management, network engineering and training.

Company Guidance Increased

The company increased its guidance for its fourth fiscal quarter and full fiscal year 2003. The guidance includes the pending acquisition of Premier Technology Group, Inc. (PTG). The table below summarizes the guidance ranges for each of those periods:

(In millions except for earnings per share)	Q4'03	Total FY'03

Revenue	$215-$225	$830-$840
Income from Continuing Operations	$11.5-$12.4	$43.0-$43.9
Basic earnings per share	$0.40-$0.43	$1.50-$1.53
Basic weighted average shares	28.8	28.7
Diluted earnings per share	$0.39-$0.42	$1.46-$1.49
Diluted weighted average shares	29.6	29.5

Should the company perform in accordance with these estimates, revenue for the fourth quarter is expected to be up 13 to 18 percent over revenue of $191.0 million in the year earlier quarter. Income from continuing operations is expected to be up 24 to 34 percent over the $9.3 million reported in the same period of FY02. For the fiscal year, based on this guidance, the company estimates that revenue will be up 22 to 23 percent over revenue of $681.9 million reported for FY2002, and income from continuing operations for the year is expected to be up 35 to 37 percent over last year. Actual results, however, may differ from these estimates for the reasons described below.

Guidance for Fiscal Year 2004 (FY04)

The company is currently in the process of preparing its operating plans for FY04 which will be reviewed at the June Board of Directors meeting. The Company remains committed to its stated goal of achieving a 20 percent compound annual growth rate based upon a combination of organic growth and acquisitions, while maintaining or improving operating margins. Each of the company's service offerings — systems integration, managed network services, engineering services, and knowledge management — is expected to continue its positive growth trends.

Other Information

The company has scheduled a conference call for 10 AM Eastern time, today, during which management will be making a brief presentation focusing on third quarter results, operating trends and its acquisition of Premier Technology Group, Inc. A question-and-answer session will follow to further discuss the results and the company's future performance expectations. Interested parties can listen to the conference call and view accompanying exhibits over the Internet by logging on to CACI's Internet site at http://www.caci.com at the scheduled time. A replay of the call will also be available over the Internet beginning at 1:00 p.m. Eastern time, today, and can be accessed through CACI's homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for more than 6,000 employees working in 90 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and United Kingdom, (the UK economy is experiencing a downturn that affects the Registrant's UK operations) including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of the amended appeal of CACI International Inc, ASBCA No. 53058; the financial condition of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete and successfully integrate acquisitions appropriate to achievement of our strategic plans; our ability to complete performance of fixed price contracts within contract value; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) outsourcing of activities that have been performed by the government; and (ii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company's Securities and Exchange Commission filings.

For investor information contact: David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com

(Financial tables follow)

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Summary Financial Tables
CACI International Inc
(Amounts in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
Income Statement Data:	3/31/03	3/31/02	3/31/03	3/31/02

Revenue	$222,016	$182,818	$614,505	$490,962
Costs and Expenses
Direct costs	139,427	114,112	380,038	302,199
Indirect costs and selling expenses	61,696	51,053	176,398	141,716
Depreciation and amortization	3,040	3,088	8,730	8,635

Operating expenses	204,163	168,253	565,166	452,550
Operating income	17,853	14,565	49,339	38,412
Interest (income) expense	(477)	718	(958)	1,939

Income from continuing operations before income taxes	18,330	13,847	50,297	36,473
Income taxes on continuing operations	6,872	5,259	18,863	13,856

Income from continuing operations	11,458	8,588	31,434	22,617
Discontinued Operations
Loss from operations from discontinued Marketing Systems Group (less applicable income tax benefit of $128)	-	-	-	(209)
Loss on disposal of Marketing Systems Group
Loss on disposal of Marketing Systems Group including provision of $284 for operating losses during phase-out period (less applicable income tax benefit of $766)	-	-	-	(1250)

Net income	$11,458	$8,588	$31,434	$21,158

Basic earnings per share
Income from continuing operations	$0.40	$-	$1.10	$0.95

Loss from discontinued operations	$-	$-	$-	$(0.01)
Loss on disposal	$-	$-	$-	$(0.05)

Basic earnings per share	$0.40	$0.34	$1.10	$0.89

Diluted earnings per share
Income from continuing operations	$0.39	$0.33	$1.07	$0.92
Loss from discontinued operations	$0.00	$0.00	$0.00	$(0.01)
Loss on disposal	$0.00	$0.00	$0.00	$(0.05)

Diluted earnings per share	$0.39	$0.33	$1.07	$0.86

Weighted average shares used in per share computations:
Basic	28,718	25,141	28,620	23,850
Diluted	29,461	26,033	29,420	24,663

Income From Continuing Operations Data

	Quarter Ended		Nine Months Ended
(dollars in thousands)	3/31/2003	3/31/2002	3/31/2003	3/31/2002

Gross profit margin	37.2%	37.6%	38.2%	38.4%
Operating profit margin	8.0%	8.0%	8.0%	7.8%
Continuing operations margin	5.2%	4.7%	5.1%	4.6%
Net margin	5.2%	4.7%	5.1%	4.3%

Revenue From Continuing Operations by Customer Type

	Quarter Ended

(dollars in thousands)	3/31/2003		3/31/2002		$ Change	% Change

Department of Defense	$142,557	64.2%	$115,901	63.4%	$26,656	23%
Federal Civilian Agencies	63,218	28.5%	51,911	28.4%	11,307	22%
Commercial	12,526	5.6%	11,808	6.5%	718	6%
State and Local Government	3,715	1.7%	3,198	1.7%	517	16%

Total	$222,016	100.0%	$182,818	100.0%	$39,198	21%

	Nine Months Ended

(dollars in thousands)	3/31/2003		3/31/2002		$ Change	% Change

Department of Defense	$391,341	63.7%	$311,760	63.5%	$79,581	25.5%
Federal Civilian Agencies	173,868	28.3%	131,612	26.8%	42,256	32.1%
Commercial	39,386	6.4%	37,013	7.5%	2,373	6.4%
State and Local Government	9,910	1.6%	10,577	2.2%	(667)	-6.3%

Total	$614,505	100.0%	$490,962	100.0%	$123,543	25.2%

Balance Sheet Data

(dollars in thousands)	3/31/2003	6/30/2002

Current assets	$300,494	$306,129
Current liabilities	99,355	77,365
Working capital	201,139	228,764
Total debt	9,720	35,167
Stockholders' equity	406,583	367,159
Total assets	522,955	480,664